Exhibit 10.1

                            ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT ("Agreement") is entered into as of April 15, 2004, by and among Sanswire Technologies, Inc., a Delaware corporation (the "Seller"), Sanswire, Inc., a Delaware corporation and wholly-owned subsidiary of the Seller (the "Seller Subsidiary"), Michael Molen, a principal shareholder of the Seller (the "Principal Shareholder"), GlobeTel Communications Corp., a Delaware corporation ( the "Parent") and GlobeTel Subsidiary, Inc. a Delaware corporation and wholly-owned subsidiary of the Purchaser ("Purchaser"). Certain capitalized terms used in this Agreement are defined in Exhibit A.

                                 R E C I T A L S

      A. The Boards of Directors of each of the Purchaser and Seller believe it is in the best interests of each company and their respective stockholders that the Purchaser, in consideration for the purchase price as set forth herein, acquire substantially all of the assets (the "Asset Sale") of the Seller Subsidiary on the terms and conditions set forth in this Agreement;

      B. The Seller and the Seller Subsidiary (collectively, the "Seller Corporations") and the Principal Shareholder, on the one hand, and Purchaser and the Parent, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Asset Sale.

      C. NOW THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and the representations, warranties, covenants, agreements, conditions and promises contained herein and therein, the parties hereby agree as follows:

                                A G R E E M E N T

ARTICLE I         Sale of Specified Assets; Related Transactions.

      Section 1.01 Sale of Specified Assets. The Seller shall cause to be sold, assigned, transferred, conveyed and delivered to the Purchaser, at the Closing (as defined in Section 1.6), good and valid title to the Specified Assets (as defined below), free and clear of any Encumbrances, on the terms and subject to the conditions set forth in this Agreement. For purposes of this Agreement, the term "Specified Assets" shall mean and include all of the properties, rights, interests and other tangible and intangible assets (wherever located and whether or not required to be reflected on the Balance Sheet described in Section 2.3, below, including any such assets acquired by the Seller Corporations during the Pre-Closing Period, that are or were used in, needed for the conduct of or material to, or that otherwise directly or indirectly relate to, the business of the Seller Corporations (the "Telecommunications Business") as more particularly described in Exhibit B; provided, however, that the Specified Assets shall not include any Excluded Assets. Without limiting the generality of the foregoing, the Specified Assets shall include the following:

            (a) Patents and Patent Applications; Trademarks. All intellectual property including the patents, patent applications, trademarks, trademark applications, trade names, service marks and service mark applications of the Seller Corporations, and any counterparts, reissues, extensions, continuations and continuations in part related to the foregoing;
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            (b) Other Proprietary Assets: All Proprietary Assets and goodwill of the Seller Corporations (including the right to use the names "Sanswire Technologies," "Sanswire" and "Stratellites") and variations thereof, all of the copyrights, trade secrets, know-how, computer software, inventions, designs, drawings, existing and in-development chip designs and related specifications, source codes, verification and validation environments, manufacturing specifications and databases, in process research and development, and product reviews and other Proprietary Assets identified on Exhibit B;

            (c) Inventory; Equipment; Other Tangible Assets: The inventories (including raw materials, work-in-progress and finished goods), equipment, materials, prototypes, tools, supplies, vehicles, furniture, fixtures, improvements and other tangible assets of the Seller Corporations;

            (d) Contracts: All rights of the Seller Corporations under the Seller Contracts;

            (e) Governmental Authorizations: All Governmental Authorizations held by the Seller Corporations (including the Governmental Authorizations identified in Part 2.7 of the Disclosure Schedule);

            (f) Claims: All claims (including claims for past infringement) and causes of action of the Seller Corporations against other Persons relating to the Business (regardless of whether or not such claims and causes of action have been asserted by the Seller Corporations), and all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery possessed by the Seller Corporations relating to the Business (regardless of whether such rights are currently exercisable);

            (g) Other Assets: All of the Seller Corporations' existing and in-development designs and related specifications, source codes, verification and validation environments, manufacturing specifications and databases and customer lists;

            (h) Books and Records: All books, records, files and data of the Seller Corporations relating directly or indirectly to the Telecommunications Business; and

            (i) Proceeds: Without limiting any restriction contained herein on any such sale or other disposition, an amount of cash and receivables equal to the gross proceeds from the sale or other disposition of any of the foregoing after the date hereof.

      Section 1.02 Stock Consideration and Escrow of Shares

            (a) As consideration for the sale of the Specified Assets to the Purchaser, the Purchaser has agreed to issue 28 million shares ("Shares") of the Parent's common stock ("Common Stock") to the Seller at the Closing. The Parent will issue 28 million shares (the "Closing Shares"), which Closing Shares shall be held in escrow pending delivery of the audited Financial Statements, defined in and in accordance with Section 1.2(d) below to the Seller on the Closing Date. An additional 200 million shares (the "Escrowed Shares") will be issued pursuant to the terms and conditions of the "successful commercial launch" of a commercial communications platform aboard an airship by the December 31, 2005 Closing Date. For purposes of the Agreement a "successful commercial launch" will be deemed to have occurred if all the conditions described in this paragraph have been satisfied and all other conditions deemed material by GTEL are satisfied, as determined by GTEL in its sole discretion. A "successful commercial launch" will occur if (i) an airship (dirigible) is flown for a period of 90 consecutive days at an approximate altitude of 70,000 feet, without technical difficulty , (ii) a customer is able to receive both voice and Internet services at the same time when it uses the "Stratellite service", at a CPE cost of approximately $100, and (iii) at least 250,000 paying customers must be able to use the Stratellite service based on agreed upon engineering specifications. For purposes hereof, it is also assumed that the cost of each airship used in the Stratellite service will not exceed $3 million, the cost of each tracking earth station will not exceed $7 million and that each earth station (if more than one) will have the ability to cover several deployed airships at one time. If the cost of any airship or earth station exceeds $3 million or $7 million respectively at the time that the "commercial launch" is being implemented, the project will not be deemed to be commercially viable and a "successful commercial launch" will not have occurred.

            (b) The Release of the Closing Shares. The Closing Shares shall be released from Escrow when the Sellers delivers to the Purchaser the consolidated audited financial statements for the Sellers Corporations for the fiscal year ending December 31, 2003 and interim financial statements for the applicable interim periods (collectively, the "Financial Statements") and the Purchaser in its sole discretion determines that these Financial Statements are acceptable to it.

      Section 1.03 No Assumed Liabilities.

            (a) Subject to Section 1.3(b), neither Parent nor the Purchaser shall assume any Liabilities of the Seller Corporations whatsoever, whether relating to the Specified Assets, the Telecommunications Business or otherwise.

            (b) Notwithstanding Section 1.3(a), pursuant to the Assignment and Assumption Agreement, at and following the Closing the Purchaser will become obligated to perform the obligations of the Seller under any Assumed Contracts, but only to the extent such obligations: (i) arise after the Closing Date; (ii) do not arise from or relate to any Breach by the Seller of any provision of any of the Assumed Contracts; (iii) do not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Closing Date that, with notice or lapse of time, would constitute or result in a Breach of any of the Assumed Contracts; and (iv) are ascertainable (in nature and amount) solely by reference to the express terms of the Assumed Contracts (the Designated Contractual Obligations); provided, however, that notwithstanding the foregoing, and notwithstanding anything to the contrary contained in this Agreement, the "Designated Contractual Obligations" shall not include, and neither Parent nor the Purchaser shall be required to assume or to perform or discharge:

                  (A) any Liability of any Person under the Assumed Contracts, except for the Seller Corporations;

                  (B) any Liability of the Seller Corporations arising from or relating to any action taken by the Seller Corporations, or any failure on the part of the Seller Corporations to take any action, at any time prior to the Closing Date;

                  (C) any Liability of the Seller Corporations for the payment of any Tax;

                  (D) any Liability of the Seller Corporations to any Related Party;

                  (E) any Liability under any Assumed Contract, if the Seller shall not have obtained, prior to the Closing Date, any Consent required to be obtained from any Person with respect to the assignment or delegation to the Purchaser of any rights or obligations under such Assumed Contract;

                  (F) any Liability that is inconsistent with or constitutes an inaccuracy in, or that arises or exists by virtue of any Breach of, (x) any representation or warranty made by the Seller Corporations in any of the Transactional Agreements, or (y) any covenant or obligation of the Seller Corporation's contained in any of the Transactional Agreements; or

                  (G) any other Liability of the Seller Corporations not expressly assumed by the Purchaser pursuant to the provisions of any of the Transactional Agreements.

      Section 1.04 Taxes. The Seller shall bear and pay, and shall reimburse the Purchaser and the Purchaser's affiliates for, any sales taxes, use taxes, transfer taxes, income taxes, documentary charges, filing fees, recording fees or similar taxes, charges, fees or expenses that may become payable in connection with the sale of the Specified Assets to the Purchaser or in connection with any of the other Transactions.

      Section 1.05 Allocation. The Seller and the Purchaser acknowledge that the Transactions shall constitute a reorganization described in Section 368 of the Code. At or prior to the Closing, the Purchaser shall deliver to the Seller a statement setting forth the Purchaser's good faith determination of the manner in which the consideration referred to in Section 1.2 is to be allocated among the Specified Assets. The allocation prescribed by such statement shall be conclusive and binding upon the Seller for all purposes. The Seller shall not file any Tax Return or other document with, or make any statement or declaration to, any Governmental Body that is inconsistent with such allocation or that is inconsistent with the Transactions not constituting a reorganization.

      Section 1.06 Closing.

            (a) The closing of the sale of the Specified Assets and the other Transactions to be consummated contemporaneously therewith to the Purchaser (the "Closing") shall take place at the offices of GlobeTel Communications Corp. in Miami, Florida, at 10:00 a.m. on such date (after the satisfaction or waiver of the other conditions to the Closing set forth herein) as the Purchaser may designate in a written notice delivered to the Seller; provided, however, that if any condition set forth in Section 6 has not been satisfied as of the date designated by the Purchaser, then the Purchaser may, at its election, unilaterally postpone the Closing to such other date prior to the Termination Date as it reasonably deems appropriate.

            (b) At the Closing, without limiting any of the conditions to the Closing set forth in Section 6 or Section 7:

                  (A) the Seller shall execute and deliver, or shall cause to be executed and delivered, to the Purchaser such bills of sale, endorsements, assignments (including patent assignments) and other documents as may (in the reasonable judgment of the Purchaser or its counsel) be necessary or appropriate to assign, convey, transfer and deliver to the Purchaser good and valid title to the Specified Assets free of any Encumbrances;

                  (B) the Purchaser shall pay to the Seller the consideration, pursuant to the terms and conditions set forth in Section 1.2 hereof;

                  (C) the Seller shall execute and deliver to the Purchaser a certificate (the "Seller Closing Certificate"), executed by the Chief Executive Officer or the Chief Financial Officer of the Seller, certifying that (A) , each of the representations and warranties made by the Seller in this Agreement is accurate in all material respects as of the Closing Date as if made on the Closing Date, (B) each of the covenants and obligations that the Seller is required to have complied with or performed pursuant to this Agreement at or prior to the Closing has been duly complied with and performed in all material respects, and (C) except as expressly set forth in the Seller Closing Certificate, each of the conditions set forth in Sections 6.3 and 6.4 has been satisfied in all material respects;

                  (D) the Purchaser and Parent shall execute and deliver to the Seller a certificate (the "Purchaser Closing Certificate"), executed by the Chief Executive Officer or the Chief Financial Officer of the Purchaser and Parent, certifying that (A) each of the representations and warranties made by the Purchaser and Parent in this Agreement is accurate in all material respects as of the Closing Date as if made on the Closing Date, and (B) each of the covenants and obligations that the Purchaser and Parent are required to have complied with or performed pursuant to this Agreement at or prior to the Closing has been duly complied with and performed in all material respects; and

      Section 1.07 Further Action. If, at any time after the Closing Date, any further action is reasonably determined by Parent or the Purchaser to be necessary or desirable to carry out the purposes of this Agreement or to vest the Purchaser with full right, title and possession of and to all of the Specified Assets and the Assumed Contracts, the officers and directors of Parent and the Purchaser shall be fully authorized (in the name of the Seller and otherwise) to take such action.

ARTICLE II Representations and Warranties of the Seller, the Seller Subsidiary and the Principal Shareholder.

      The Seller, Seller Subsidiary and the Principal Shareholder, each jointly and severally, represent and warrant, to and for the benefit of Parent and the Purchaser, as follows:

      Section 2.01 Subsidiaries; Due Organization; Etc.

            (a) The Seller has no subsidiaries, except for the Seller Subsidiary; and neither the Seller, now the Seller Subsidiary, owns any capital stock of, or any equity interest of any nature in, any other Entity. .

            (b) Each of the Seller Corporations is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Neither is required to be qualified, authorized, registered or licensed to do business as foreign corporations in any jurisdiction other than Georgia, and in good standing as foreign corporations in Georgia. The Seller Corporations have never conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than "Sanswire" or "Sanswire Technologies."

            Section 2.02 Articles of Incorporation and Bylaws; Records. The Seller has delivered to Parent accurate and complete copies of: (a) the articles of incorporation and bylaws of the Seller Corporations, including all amendments thereto; (b) the stock records of the Seller Corporations; and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of the Seller Corporations, the boards of directors of the Seller Corporations and all committees of the board of directors of the Seller Corporations. There have been no meetings or other proceedings of the shareholders of the Seller Corporations, the board of directors of the Seller Corporations or any committee of the board of directors of the Seller Corporations that are not fully reflected in such minutes or other records, other than the meeting of the board of directors of Seller held immediately prior to the execution of, and to approve, this Agreement. The books of account, stock records, minute books and other records of the Seller Corporations are accurate, up-to-date and complete, and have been maintained in accordance with sound and prudent business practices. All of the records of the Seller Corporations are in the actual possession and direct control of the Seller.

      Section 2.03 Financial Statements. The Seller has furnished its unaudited balance sheet ("Balance Sheet") at December 31, 2003 to the Purchaser. The Sellers represents and warrants that the Balance Sheet and, when delivered, the Financial Statements are true and complete and fairly present the financial position of the Seller Corporations as of the dates thereof and their results of operations for the years then ended, [in conformity with GAAP consistently applied for such period]. From December-31, 2003, there have been no material changes in the Seller Corporations financial position that may adversely affect any of the Telecommunications Business or generally the Seller's operations, prospects or financial condition.

      Section 2.04 Absence Of Changes. Since December 31, 2003, there has not been any adverse change in, and no event has occurred that could reasonably be expected to have an adverse effect on, the Telecommunications Businesses.

      Section 2.05 Title To Specified Assets. The Seller owns (and will own as of the Closing Date), and has (and will have as of the Closing Date) good and valid title to, all of the Specified Assets, all of which are free and clear of any Encumbrances. [The Specified Assets collectively constitute, as of the date hereof, and will collectively constitute, as of the Closing Date, all of the properties, rights, interests and other tangible and intangible assets necessary to enable the Seller to conduct the Telecommunications Business in the manner in which such business is currently being conducted and in the manner in which such business is proposed to be conducted [cross reference Business Plan].]

      Section 2.06 [Contracts. The Disclosure Schedule identifies each Contract directly or indirectly relating to the Specified Assets or the Business (the "Seller Contracts"). The Seller has delivered to Parent accurate and complete copies of all Seller Contracts, including all amendments thereto. Each Seller Contract is valid and in full force and effect, with no existing violation, breach or default.]

      Section 2.07 Governmental Authorizations. The Governmental Authorizations identified in the Disclosure Schedule constitute all of the Governmental Authorizations necessary (i) to enable the Seller Corporations to conduct the Telecommunications Business in the manner in which such business is currently being conducted and in the manner in which such business is proposed to be conducted, and (ii) to permit the Seller Corporations to own and use the Specified Assets in the manner in which they are currently owned and used.]

      Section 2.08 Tax Matters. Seller Corporations have filed all applicable Tax Returns, as and when required and each Tax required to have been paid, or claimed by any Governmental Body to be payable, by the Seller Corporations has been duly paid in full on a timely basis. No claim or other Proceeding is pending or has been threatened against or with respect to the Seller Corporations in respect of any Tax.

      Section 2.09 Proceedings; Orders. There is no pending Proceeding, and, to the knowledge of the Seller, no Person has threatened in writing to commence any
Proceeding: (i) that involves the Seller Corporations or that otherwise relates to or could reasonably be expected to affect any of the Specified Assets or the Business (whether or not any Seller Corporation is named as a party thereto); or
(ii) that challenges, or that could reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions, and no event has occurred, and no claim, dispute or other condition or circumstance exists, that could reasonably be expected to directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.

      Section 2.10 Authority; Binding Nature Of Agreements.

            (a.) Each of the Seller Corporations has the absolute and unrestricted right, power and authority to enter (as defined in this subsection), into and (subject to the approval of the Asset Sale by the Required Shareholder Approval) to perform its obligations under any agreement to which it is or may become a party; and, subject to the approval of the execution, delivery and performance by the Seller of the Transactional Agreements to which it is or may become a party have been duly authorized by all necessary action on the part of the Seller and its board of directors and officers. This Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and
(ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Upon the execution of each of the other Transactional Agreements at the Closing, each of such other Transactional Agreements to which the Seller Corporations is a party will constitute the legal, valid and binding obligation of the Seller and will be enforceable against each of the Seller Corporations in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and
(ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

            (b.) The affirmative vote or written consent of the holders of a majority of the shares of capital stock of the Seller outstanding at the time of such action are the only votes of the holders of any class or series of the Seller's capital stock necessary to approve the Asset Sale (the "Required Shareholder Approval.")

      Section 2.11 Non-Contravention; Consents. Neither the execution and delivery by the Seller of any of the Transactional Agreements, nor the consummation or performance by the Seller of any of the Transactions, will directly or indirectly (with or without notice or lapse of time):

            (a) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Seller, or any of the assets of the Seller, is subject;

            (b) cause the Purchaser or any affiliate of the Purchaser to become subject to, or to become liable for the payment of, any Tax;

            (c) cause any of the Specified Assets to be reassessed or revalued by any taxing authority or other Governmental Body;

            (d) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is to be included in the Specified Assets or is held by the Seller Corporations or any employee of the Seller Corporations;

            (e) [contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Contract or except as set forth on Part {2.9(b)] of the Disclosure Schedule, give any Person the right to
(i) declare a default or exercise any remedy under any Contract, (ii) accelerate the maturity or performance of any Contract, or (iii) cancel, terminate or modify any Contract; or

            (f) result in the imposition or creation of any Encumbrance upon or with respect to any of the Specified Assets.

Except for the Shareholder approval described in subsection 2.10(a), above, and applicable Delaware Law, the Seller neither was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of any of the Transactional Agreements or the consummation or performance of any of the Transactions.

      Section 2.12 No Discussions. Neither the Seller Corporations nor any Representative of the Seller Corporations is engaged, directly or indirectly, in any discussions or negotiations with any other Person relating to any Acquisition Proposal. The Seller Corporations have not waived, and will not waive, any rights under any confidentiality, "standstill", non-solicitation or similar agreement with any third party to which any of the Seller Corporations is a party or under which the Seller Corporations have any rights.

      Section 2.13 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of any of the Seller Corporations or any of their Representatives.

      Section 2.14 Full Disclosure. None of the Transactional Agreements contains or will contain any untrue statement of material fact; and none of the Transactional Agreements omits or will omit to state any material fact necessary to make any of the representations, warranties or other statements or information contained therein not misleading. All of the information set forth in the Disclosure Schedule, and all other information regarding the Seller Corporations and their respective businesses, condition, assets, liabilities, operations, financial performance, net income and prospects that has been furnished to Parent or any of Parent's Representatives by or on behalf of the Seller or by any Representative of the Seller, is accurate and complete in all material respects.

ARTICLE III       Representations and Warranties of Parent and the Purchaser.

      Parent and the Purchaser represent and warrant, to and for the benefit of the Seller, as follows:

      Section 3.01 Due Organization; Etc. Each of Parent and the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

      Section 3.02 Authority; Binding Nature Of Agreements. Each of Parent and the Purchaser has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under each of the Transactional Agreements to which it is or may become a party; and the execution, delivery and performance by each of Parent and the Purchaser of the Transactional Agreements to which it is or may become a party have been duly authorized by all necessary action on the part of Parent and the Purchaser and their respective boards of directors and officers. This Agreement constitutes the legal, valid and binding obligation of each of Parent and the Purchaser, enforceable against Parent and the Purchaser in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and
(ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Upon the execution of each of the other Transactional Agreements at the Closing, each of such other Transactional Agreements to which each of Parent and the Purchaser is a party will constitute the legal, valid and binding obligation of Parent or the Purchaser (as the case may be) and will be enforceable against Parent or the Purchaser (as the case may be) in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

      Section 3.03 Non-Contravention; Consents. Neither the execution and delivery by Parent and the Purchaser of any of the Transactional Agreements, nor the consummation or performance by Parent and the Purchaser of any of the Transactions, will directly or indirectly (with or without notice or lapse of time) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of Parent or the Purchaser. Except as may be required by the Exchange Act, Delaware Law, and the NASD Bylaws (as they relate to the Registration Statement and the Prospectus/Proxy Statement as defined in Section 5, below), neither Parent nor the Purchaser was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of any of the Transactional Agreements or the consummation or performance of any of the Transactions.

      Section 3.04 Valid Issuance. The Parent common stock to be issued in connection with the Transactions will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable [subject term of Escrow?].

      Section 3.05 Brokers. Neither Parent nor the Purchaser has become obligated to pay, and has not taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder's fee or similar commission or fee in connection with any of the Transactions.

ARTICLE IV        Pre-Closing Covenants of the Seller.

      Section 4.01 Access And Investigation. The Seller shall ensure that, at all times during the Pre-Closing Period: (a) the Seller and its Representatives provide Parent, the Purchaser and their Representatives with free and complete access to the Seller's Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Seller Corporations, the Telecommunications Business, the Specified Assets and such other information as Parent or the Purchaser may reasonably request; (b) the Seller and its Representatives provide the Purchaser and its Representatives with such copies of existing books, records, Tax Returns, work papers and other documents and information relating to the Seller and its business as Parent or the Purchaser may request in good faith; and (c) the Seller and its Representatives compile and provide the Purchaser and its Representatives with such additional financial, operating and other data and information relating to the Seller and its business as Parent or the Purchaser may request in good faith.

      Section 4.02 Operation Of Business. The Seller shall ensure that, except as otherwise expressly contemplated by the Transactional Agreements, during the Pre-Closing Period:

            (a) the Seller Corporations conduct their respective businesses and operations in the ordinary course and in accordance with prudent practices and in compliance with all applicable Legal Requirements and the requirements of all Seller Contracts, and except as expressly contemplated by this Agreement, they
(i) preserve intact the current business organization relating to the Specified Assets and the Telecommunications Business, (ii) keep available the services of the current officers and employees relating to the Specified Assets and the Telecommunications Business, (iii) maintain good relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees, independent contractors and other Persons having business relationships with them relating to the Specified Assets and the Telecommunications Business, and
(iv) promptly repair, restore or replace any Specified Assets that are destroyed or damaged;

            (b) the officers of the Seller confer regularly with the Purchaser concerning operational matters and otherwise report regularly to the Purchaser concerning the status of the Seller's business, condition, assets, liabilities, operations, financial performance and prospects;

            (c) the Seller Corporations do not enter into any transaction or take any other action that causes or constitutes a Breach of any representation, warranty or covenant made by the Seller in this Agreement or in the Seller Closing Certificate;

            (d) the Seller Corporations do not enter into any transaction or take any other action outside the Ordinary Course of Business;

            (e) the Seller Corporations pay in full all indebtedness, liabilities, obligations and other amounts when due; and

            (f) none of the Seller Corporations shall (i) make a general assignment for the benefit of creditors, (ii) file, or consent to the filing against it, any bankruptcy or insolvency petition or similar filing, (iii) suffer the attachment or other judicial seizure of all or a substantial portion of its assets, (iv) admit in writing its inability to pay its debts as they become due, (v) become convicted of, or plead guilty or no contest to, any felony, or (vi) take or become the subject of any action that may have an adverse effect on its ability to comply with or perform any of its covenants or obligations under any of the Transactional Agreements.

      Section 4.03 Filings and Consents. The Seller shall ensure that: as soon as possible after the date of this Agreement and from time-to-time during the Pre-closing period (a) all filings, notices and Consents required to be made, given and obtained in order to consummate the Transactions are made, given and obtained on a timely basis; and (b) shall cooperate with the Purchaser and prepare and make available such documents and take such other actions as the Purchaser may request in good faith, in connection with any filing, notice or Consent that Parent or the Purchaser is required or elects to make, give or obtain.

      Section 4.04 Notification; Updates to Disclosure Schedule. During the Pre-Closing Period, the Seller shall promptly notify Parent and the Purchaser in writing of: (a) the discovery by the Seller of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that causes or constitutes a Breach of any representation or warranty made by the Seller in this Agreement; (b) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a Breach of any representation or warranty made by the Seller in this Agreement if (i) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (ii) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (c) any Breach of any covenant or obligation of the Seller; and (d) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely. If any event, condition, fact or circumstance that is required to be disclosed pursuant to this Section 4.4 requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Seller shall promptly deliver to Parent and the Purchaser an update to the Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (i) determining the accuracy of any representation or warranty made by the Seller in this Agreement or in the Seller Closing Certificate, or (ii) determining whether any of the conditions set forth in Section 6 has been satisfied.

      Section 4.05 No Solicitation.

            (a) None of the Seller Corporations shall, directly or indirectly, authorize or permit any of their Representatives directly or indirectly to, (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information regarding any of the Seller Corporations to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction;

            [The Seller shall promptly (and in no event later than 48 hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal or any request for nonpublic information) advise the Purchaser orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal or any request for nonpublic information relating to the Seller (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period. The Seller shall keep Parent and the Purchaser fully informed with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.]

            (b.) The Seller agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, "standstill", nonsolicitation or similar agreement to which the Seller is a party or under which the Seller has any rights, and will use its best efforts to enforce or cause to be enforced each such agreement at the request of Parent or the Purchaser. The Seller also will promptly request each Person that has executed a confidentiality agreement in connection with its consideration of a possible Acquisition Transaction or equity investment to return all confidential information heretofore furnished to such Person by or on behalf of the Seller.

      Section 4.06 Shareholders' Meeting.

            (a) The Seller shall, in accordance with its certificate of incorporation and bylaws and the applicable provisions of Delaware law, call and hold a special meeting of its shareholders (on a date selected by the Seller in consultation with the Purchaser) as promptly as reasonably practicable after the Registration Statement is declared effective under the Securities Act for the purpose of permitting them to consider and to vote upon and approve the Agreement and the Asset Sale (the "Shareholders' Meeting"). The Seller shall ensure that all proxies solicited in connection with the Shareholders' Meeting are solicited in compliance with all applicable Legal Requirements.

            (b) Subject to Section 4.6(c): (i) the Prospectus/Proxy Statement shall include a statement to the effect that the board of directors of the Seller unanimously recommends that the Seller's shareholders vote to approve the Agreement and the Asset Sale at the Shareholders' Meeting (the recommendation of the Seller's board of directors that the Seller's shareholders vote to approve the Agreement and the Asset Sale being referred to as the "Seller Board Recommendation"); and (ii) the Seller Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent or the Purchaser, and no resolution by the board of directors of the Seller or any committee thereof to withdraw or modify the Seller Board Recommendation in a manner adverse to Parent or the Purchaser shall be adopted or proposed.

            (c) [Notwithstanding anything to the contrary contained in Section 4.6(b), at any time prior to the approval of the Agreement and the Asset Sale by the Required Shareholder Approval, the Seller Board Recommendation may be withdrawn or modified in a manner adverse to Parent or the Purchaser if: (i) an unsolicited, bona fide written offer to purchase all of the outstanding shares of Seller Common Stock or substantially of the assets of the Seller is made to the Seller and is not withdrawn; (ii) the Seller provides Parent and the Purchaser with at least two business days' prior notice of any meeting of the Seller's board of directors at which such board of directors will consider and determine whether such offer is a Superior Offer; (iii) the Seller's board of directors determines in good faith (based upon a written opinion of an independent financial advisor of nationally recognized reputation) that such offer constitutes a Superior Offer; (iv) the Seller's board of directors determines in good faith, after having taken into account the written advice of the Seller's outside legal counsel, that, in light of such Superior Offer, and taking into account any offer made by Parent or the Purchaser pursuant to clause
(vii) below, the withdrawal or modification of the Seller Board Recommendation is required in order for the Seller's board of directors to comply with its fiduciary obligations to the Seller's shareholders under applicable law; (v) the Seller Board Recommendation is not withdrawn or modified in a manner adverse to Parent or the Purchaser at any time within two business days after Parent or the Purchaser receives written notice from the Seller confirming that the Seller's board of directors has determined that such offer is a Superior Offer; (vi) neither the Seller nor any of its affiliates or Representatives shall have breached or taken any action inconsistent with any of the provisions set forth in this Section 4.6; and (vii) prior to the withdrawal or modification of the Seller Board Recommendation, neither Parent nor the Purchaser submits a written proposal to the Seller's board of directors that is at least as favorable to the Seller in the aggregate as such Superior Offer.

            (d) The Seller's obligation to call, give notice of and hold the Shareholders' Meeting in accordance with Section 4.6(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any withdrawal or modification of the Seller Board Recommendation.

      Section 4.07 Confidentiality. The Seller shall ensure that, except with respect to the press release announcing the execution of this Agreement, during the Pre-Closing Period: (a) neither the Seller Corporations nor any Representative of the Seller Corporations, issues or disseminates any press release or other publicity or otherwise makes any disclosure of any nature (to any supplier, customer, landlord, creditor or employee of the Seller Corporations or to any other Person) regarding any of the Transactions or the existence or terms of this Agreement, except to the extent that the Seller is required by law to make any such disclosure; and (b) if the Seller is required by law to make any such disclosure, the Seller shall advise Parent and the Purchaser, at least two business days (or such shorter notice as necessary to comply with applicable law requiring such disclosure) before making such disclosure, of the nature and content of the intended disclosure.

ARTICLE V         Additional Covenants of the Parties.

      Section 5.01 Registration Statement; Prospectus/Proxy Statement. As promptly as practicable after the date of this Agreement, Parent and the Seller shall prepare and cause to be filed with the SEC a prospectus/proxy statement with respect to the Transactions (the "Prospectus/Proxy Statement") and Parent shall prepare and cause to be filed with the SEC a (or similar) registration statement with respect to the registration of the Stock Consideration (the "Registration Statement"), in which the Prospectus/Proxy Statement will be included as a prospectus. Each of Parent and the Seller shall use all reasonable efforts to cause the Registration Statement and the Prospectus/Proxy Statement to comply with the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. The Seller will use all reasonable efforts to cause the Prospectus/Proxy Statement to be mailed to the Seller's shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. The Seller shall promptly furnish to Parent all information concerning the Seller Corporations and the Seller's shareholders that may be required or reasonably requested in connection with any action contemplated hereto. The Seller shall ensure that none of the information supplied or to be supplied by or on behalf of the Seller for inclusion or incorporation by reference in the Registration Statement or in the Prospectus/Proxy statement will, at the time the Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, or with respect to the Prospectus/Proxy Statement at the time of the mailing thereof to the Shareholders of the Seller or at the time of the Shareholders' meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If any event relating to any of the Seller Corporations or Parent occurs, or if either the Seller or Parent becomes aware of any information, that should be disclosed in an amendment or supplement to the Registration Statement or the Prospectus/Proxy Statement, then the Seller or Parent shall promptly inform the other party thereof and the parties shall cooperate with each other in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the shareholders of Seller.

      Section 5.02 Regulatory Approvals. Each party shall (i) use all reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Transactions, and to submit promptly any additional information requested by any such Governmental Body and (ii) cooperate with the other parties hereto and, subject to Section 5.3, use its reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Legal Requirements to consummate and make effective the Transactions.]

      Section 5.03 Voting Agreements. [Michael Molen and each of the Shareholders set forth on Schedule 5.3 attached hereto] has entered into a Voting Agreement and Irrevocable Proxy with the Parent and Purchaser in the form of Exhibit __ attached hereto (collectively, the "Voting Agreements"), providing among other things that such Shareholders shall vote in favor of or consent to the Agreement and the Asset Sale contemplated by the Agreement.

      Section 5.04 Additional Agreements. The Seller, Parent and the Purchaser shall use all reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Transactions. Each party to this Agreement (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Transactions, (ii) shall use all reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Transactions, and (iii) shall use all reasonable efforts to lift any restraint, injunction or other legal bar to the consummation of the Transactions. Each party shall promptly deliver to the other party a copy of each such filing made, each such notice given and each such Consent obtained by the first party during the Pre-Closing Period.

ARTICLE VI Conditions Precedent to the Purchaser's Obligation to Close.

      The Purchaser's obligation to purchase the Specified Assets and the obligation of Parent and the Purchaser to take the other actions required to be taken by them at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Parent and the Purchaser, in whole or in part, in writing or by otherwise effecting the Closing):

      Section 6.01 Accuracy Of Representations. The representations and warranties made by each of the Seller Corporations in this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any update to the Disclosure Schedule, except for any such representations and warranties made as of a specific date, which shall have been accurate in all material respects as of such date.

      Section 6.02 Performance Of Obligations. All of the covenants and obligations that the Seller Corporations are required to comply with or to perform at or prior to the Closing shall have been duly complied with and performed in all material respects.

      Section 6.03 Shareholder Approval. The Agreement and Asset Sale shall have been duly approved by the Required Shareholder Approval .

      Section 6.04 Voting Agreements. Michael Molen [and each of the Shareholders listed on Schedule 5.3]shall have executed and delivered a Voting Agreement and each Voting Agreement shall be in full force and effect in accordance with its respective terms.

      Section 6.05 Consents. Each of the Consents identified in [Part 6.4] of the Disclosure Schedule, and all other Consents required or which Parent or the Purchaser reasonably determines it appropriate to be obtained in connection with the Transactions, shall have been obtained and shall be in full force and effect.

      Section 6.06 No Material Adverse Change. There shall have been no material adverse change in the Business, or the condition, assets, liabilities, operations, financial performance, net income or prospects of the Seller Corporations (taken as a whole) or the Specified Assets and the Business (taken as a whole) since December 31, 2003, and no event shall have occurred and no condition or circumstance shall exist that could reasonably be expected to give rise to any such material adverse change.

      Section 6.07 Due Diligence. The Purchaser determines in its sole discretion that it is satisfied with the results of its due diligence review of the Seller Corporations.]

      Section 6.08 Additional Documents. Parent and the Purchaser shall have received the following documents:

            (a) Assignment and Assumption Agreement in substantially the form of [Exhibit D], executed by the Seller;

            (b) such bills of sale, endorsements, assignments (including patent assignments) and other documents as may (in the reasonable judgment of the Purchaser or its counsel) be necessary or appropriate to assign, convey, transfer and deliver to the Purchaser good and valid title to the Specified Assets free of any Encumbrances;

      Section 6.09 No Prohibition. Neither the consummation nor the performance of any the Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of, or cause Parent or the Purchaser or any Person affiliated with either of them to suffer any adverse consequence under, any applicable Legal Requirement or Order.

      Section 6.10 Employment Agreement. Michael Molen shall have executed and delivered an employment agreement ("Employment Agreement") with Parent.

      Section 6.11 Litigation. There shall not be pending or threatened any Legal Proceeding: (a) challenging or seeking to restrain or prohibit the consummation of the Transactions; (b) relating to the Transactions and seeking to obtain from Parent or the Purchaser any damages or other relief that may be material to the Purchaser; (c) that could materially and adversely affect the right of the Purchaser to own or use the Specified Assets; or (e) seeking to compel the Purchaser to dispose of or hold separate any material assets as a result of the Transactions.

      Section 6.12 Release of Liens. The Purchaser shall have received evidence satisfactory to it of the release by any Person who held any Encumbrance on the Specified Assets of all Encumbrances on the Specified Assets.

      Section 6.13 Dissenters. The holders of no more than five percent (5%) of the issued and outstanding shares of the Seller's common stock immediately prior to the Closing Date shall have preserved their right to exercise dissenter's rights under Delaware law.

ARTICLE VII Conditions Precedent to the Seller's Obligation to Close.

      The Seller Corporations' obligation to sell the Specified Assets and to take the other actions required to be taken by the Seller Corporations at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Seller, in whole or in part, in writing or by otherwise effecting the Closing):

      Section 7.01 Accuracy of Representations. The representations and warranties made by Parent and the Purchaser in this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date, except for any such representations and warranties made as of a specific date, which shall have been accurate in all material respects as of such date, and except that any inaccuracies in such representations and warranties will be disregarded if, after aggregating all inaccuracies of such representations and warranties (without duplication), such inaccuracies and the circumstances giving rise to all such inaccuracies do not constitute a material adverse effect on Parent.

      Section 7.02 Purchaser's Performance. All of the covenants and obligations that Parent and the Purchaser is required to comply with or to perform at or prior to the Closing shall have been duly complied with and performed in all material respects.

      Section 7.03 Purchaser Closing Certificate. The Seller shall have received the Purchaser Closing Certificate.

ARTICLE VIII      Termination.

      Section 8.01 Termination Events. This Agreement may be terminated prior to the Closing:

            (a) by either the Purchaser or the Seller if the Transactions shall not have been consummated by April 15th (the "Termination Date"); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1 if the failure to consummate the Transactions by the Termination Date is attributable to a failure on the part of such party to perform any covenant in this Agreement required to be performed by such party at or prior to the Closing Date, and the Seller shall not be permitted to terminate this Agreement pursuant hereto unless the Seller shall have made any payment required to be made to the Purchaser pursuant to Section 8.4;

            (b) by either Parent and the Purchaser or the Seller if a court of competent jurisdiction or other Governmental Body shall have issued a final and non-appealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions;

            (c) by either the Purchaser or the Seller if (the [Agreement and Asset Sale] shall not have been approved at the Shareholders' Meeting (or at any adjournment or postponement thereof) by the Required Shareholder Approval; provided, however, that (i) a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if the failure to have the [Agreement and Asset Sale] approved by the Required Shareholder Approval is attributable to a failure on the part of such party to perform any covenant in this Agreement required to be performed by such party at or prior to the Closing Date, and (ii) the Seller shall not be permitted to terminate this Agreement pursuant to this
Section 8.1(c) unless the Seller shall have made any payment required to be made to the Purchaser pursuant to Section 8.4;

            (d) by Parent and the Purchaser if a Triggering Event shall have occurred;

            (e) by the Purchaser if (i) any of the Seller's representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 6.1 would not be satisfied, or (ii) any of the Seller's covenants contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied; provided, however, that if an inaccuracy in any of the Seller's representations and warranties as of a date subsequent to the date of this Agreement or a breach of a covenant by the Seller is curable by the Seller and the Seller is continuing to exercise all reasonable efforts to cure such inaccuracy or breach, then Parent and the Purchaser may not terminate this Agreement under this Section 8.1(e) on account of such inaccuracy or breach; or

            (f) by the Seller if (i) any of the representations and warranties of Parent and the Purchaser contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 7.1 would not be satisfied, or (ii) if any of the covenants of Parent and the Purchaser contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that if an inaccuracy in any of the representations and warranties of Parent and the Purchaser as of a date subsequent to the date of this Agreement or a breach of a covenant by Parent or the Purchaser is curable by Parent or the Purchaser and Parent or the Purchaser is continuing to exercise all reasonable efforts to cure such inaccuracy or breach, then the Seller may not terminate this Agreement under this Section 8.1(f) on account of such inaccuracy or breach.

            (g) [By the Purchaser if it is not satisfied with the results of its due diligence investigation.]

      Section 8.02 Termination Procedures. If either the Purchaser or Seller wishes to terminate this Agreement pursuant as otherwise provided in Section 8.1, such party shall deliver to the non-terminating party a written notice stating that it is terminating this Agreement and setting forth a brief description of the basis on which they are terminating this Agreement.

      Section 8.03 Effect of Termination. Except as expressly provided elsewhere in this Agreement or in any of the other Transactional Agreements, and subject to Section 8.4, if this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) no party shall be relieved of any obligation or other Liability arising from any Breach by such party of any provision of this Agreement; and (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 11 that continue pursuant to their terms.

      Section 8.04 Fees.

            (a) Except as set forth in this Section 8.4, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Transactions are consummated; provided, however, that:

                  (A) The Purchaser (on the one hand) and the Seller shall share [equally] all fees and expenses, other than attorneys' fees and securities registration fees, incurred in connection with preparing, filing, printing and mailing of the Registration Statement and the Prospectus/Proxy Statement and any amendments or supplements thereto ("Out of Pocket Expenses");

                  (B) if this Agreement is terminated by Parent and the Purchaser pursuant to Section 8.1(a), 8.1(c), 8.1(d), or 8.1(e) (without limiting any obligation of the Seller to pay any fee payable pursuant to Section 8.4(b)), the Seller shall make a nonrefundable cash payment to the Purchaser, at the time specified in Section 8.4(b), in an amount equal to the aggregate amount of all reasonable fees and expenses (including all reasonable attorneys' fees, and accountants' fees, filing fees) that have been paid or that may become payable by or on behalf of Parent or the Purchaser in connection with the preparation and negotiation of this Agreement and the other Transactional Agreements and otherwise in connection with the Transactions.

      Section 8.05 Non-exclusivity of Termination Rights. The termination rights provided in Section 8.1 shall not be deemed to be exclusive. Accordingly, the exercise by any party of its right to terminate this Agreement pursuant to
Section 8.1 shall not be deemed to be an election of remedies and shall not be deemed to prejudice, or to constitute or operate as a waiver of, any other right or remedy that such party may be entitled to exercise (whether under this Agreement, under any other Contract, under any statute, rule or other Legal Requirement, at common law, in equity or otherwise).

ARTICLE IX        Survival, Indemnification

      Section 9.01 Survival of Representations and Covenants.

            (a) The representations, warranties, covenants and agreements contained herein shall survive (without limitation): (i) the Closing and the sale of the Specified Assets to the Purchaser; (ii) any sale or other disposition of any or all of the Specified Assets by the Purchaser; and (iii) the dissolution or liquidation of any party to this Agreement. Except as set forth in Section 9.1(c), all of said representations, warranties, covenants and obligations shall survive without limitation as to time, unless the covenant or agreement specifies a term, in which such covenant or agreement shall survive until the expiration of such specified term.

      (b) The representations, warranties, covenants and obligations of the Seller and the Seller Subsidiary, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or any knowledge of, any of the Indemnitees or any of their Representatives.

      (c) For purposes of this Agreement, a "Claim Notice" relating to a particular representation or warranty shall be deemed to have been given if any Indemnitee, acting in good faith, delivers to the Seller a written notice stating that such Indemnitee believes that there is or has been a possible Breach of such representation or warranty and containing (i) a brief description of the circumstances supporting such Indemnitee's belief that there is or has been such a possible Breach, and (ii) a non-binding, preliminary estimate of the aggregate dollar amount of the actual and potential Damages that have arisen and may arise as a direct or indirect result of such possible Breach.

      (d) For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty made by the Seller in this Agreement.

      Section 9.02 Indemnification by the Seller Group. The Seller and the Principal Shareholder (collectively, sometimes referred to as the "Seller Group")each, jointly and severally, agree to hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages that are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and that arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with:

                  (A) any Breach of any of the representations or warranties made by the Seller, the Seller Subsidiary or the Principal Shareholder in this Agreement (without giving effect to any update to the Disclosure Schedule), both as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date, or in the Seller Closing Certificate or any of the other Transactional Agreements;

                  (B) any Breach of any representation, warranty, statement, information or provision contained in the Disclosure Schedule or in any other document delivered or otherwise made available to Parent or the Purchaser or any of their Representatives by or on behalf of the Seller or any Representative of the Seller; the Seller Subsidiary or the Principal Shareholder;

                  (C) any Breach of any covenant or obligation of the Seller, the Seller Subsidiary or the Principal Shareholder contained in any of the Transactional Agreements;

                  (D) any Liability of the Seller, the Seller Subsidiary or the Principal Shareholder or of any Related Party, other than the Designated Contractual Obligations;

                  (E) any Liability (other than the Designated Contractual Obligations) to which Parent, the Purchaser or any of the other Indemnitees may become subject and that arises directly or indirectly from or relates directly or indirectly to (A) any product produced or sold or any services performed by or on behalf of the Seller of the Seller Subsidiary, (B) the presence of any Hazardous Material at any site owned, leased, occupied or controlled by the Seller or the Seller Subsidiary on or at any time prior to the Closing Date, (C) the generation, manufacture, production, transportation, importation, use, treatment, refinement, processing, handling, storage, discharge, release or disposal of any Hazardous Material (whether lawfully or unlawfully) by or on behalf of the Seller, the Seller Subsidiary or the Principal Shareholder, (D) the operation by the Seller or the Seller Subsidiary of its business, or (E) any failure to comply with any bulk transfer law or similar Legal Requirement in connection with any of the Transactions; or

                  (F) any Proceeding relating directly or indirectly to any Breach, alleged Breach, Liability or matter of the type referred to in any of clauses "(i)-(v)" [or "(vi)]" above (including any Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 9).

      Section 9.03 Setoff. In addition to any rights of setoff or other rights that Parent, the Purchaser or any of the other Indemnitees may have at common law or otherwise, Parent and the Purchaser shall have the right to withhold and deduct any sum that may be owed to any Indemnitee under this Section 9 from any amount (including all or any portion of the Stock Consideration) otherwise payable by any Indemnitee to the Seller, the Seller Subsidiary or the Principal Shareholder. The withholding and deduction of any such sum shall operate for all purposes as a complete discharge (to the extent of such sum) of the obligation to pay the amount from which such sum was withheld and deducted and a release of the Seller, the Seller Subsidiary or the Principal Shareholder from further liability with respect to such obligation to the extent of such setoff. The exercise of such right of setoff by Parent or the Purchaser in good faith, whether or not ultimately determined to be justified, will not constitute an event of default under this Agreement or any of the other Transactional Agreements.

      Section 9.04 Non-exclusivity of Indemnification Remedies. The indemnification remedies and other remedies provided in this Section 9 shall not be deemed to be exclusive. Accordingly, the exercise by any Person of any of its rights under this Section 9 shall not be deemed to be an election of remedies and shall not be deemed to prejudice, or to constitute or operate as a waiver of, any other right or remedy that such Person may be entitled to exercise (whether under this Agreement, under any other Contract, under any statute, rule or other Legal Requirement, at common law, in equity or otherwise).

      Section 9.05 Defense Of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Proceeding (whether against Parent or the Purchaser, against any other Indemnitee or against any other Person) with respect to which the Seller, the Seller Subsidiary or the Principal Shareholder may become obligated to indemnify, hold harmless, compensate or reimburse any Indemnitee pursuant to this Section 9, Parent and the Purchaser shall have the right, at its election, to designate the Seller to assume the defense of such claim or Proceeding at the sole expense of the Seller. If Parent or the Purchaser so elects to designate the Seller, the Seller Subsidiary or the Principal Shareholder to assume the defense of any such claim or Proceeding:

            (a) the Seller, Seller Subsidiary or Principal Shareholder shall proceed to defend such claim or Proceeding in a diligent manner with counsel satisfy, the Seller, the Seller Subsidiary or the Principal Shareholder satisfactory to Parent and the Purchaser;

            (b) Parent and the Purchaser shall make available to the Seller, the Seller Subsidiary or the Principal Shareholder any non-privileged documents and materials in the possession of Parent or the Purchaser that may be necessary to the defense of such claim or Proceeding;

            (c) the Seller, Seller Subsidiary or Principal Shareholder shall keep Parent and the Purchaser informed of all material developments and events relating to such claim or Proceeding;

            (d) Parent and the Purchaser shall have the right to participate in the defense of such claim or Proceeding;

            (e) the Seller, Seller Subsidiary or Principal Shareholder shall not settle, adjust or compromise such claim or Proceeding without the prior written consent of the Purchaser, which shall not be unreasonably withheld or delayed; and

            (f) Parent and the Purchaser may at any time (notwithstanding the prior designation of the Seller, the Seller Subsidiary or Principal Shareholder to assume the defense of such claim or Proceeding) assume the defense of such claim or Proceeding.

      If Parent and the Purchaser does not elect to designate the Seller, the Seller Subsidiary or Principal Shareholder to assume the defense of any such claim or Proceeding (or if, after initially designating the Seller, the Seller Subsidiary or Principal Shareholder to assume such defense, Parent or the Purchaser elects to assume such defense), Parent or the Purchaser may proceed with the defense of such claim or Proceeding on its own. If Parent or the Purchaser so proceeds with the defense of any such claim or Proceeding on its own:

                  (A) all expenses relating to the defense of such claim or Proceeding (whether or not incurred by Parent or the Purchaser) shall be borne and paid exclusively by the Seller, the Seller Subsidiary or Principal Shareholder;

                  (B) the Seller, the Seller Subsidiary or Principal Shareholder shall make available to Parent or the Purchaser any documents and materials in the possession or control of the Seller, the Seller Subsidiary or Principal Shareholder that may be necessary to the defense of such claim or Proceeding;

                  (C) Parent and the Purchaser shall keep the Seller, the Seller Subsidiary and Principal Shareholder informed of all material developments and events relating to such claim or Proceeding; and

                  (D) Parent and the Purchaser shall have the right to settle, adjust or compromise such claim or Proceeding with the consent of the Seller; the Seller Subsidiary or Principal Shareholder provided, however, that the Seller, Seller Subsidiary or Principal Shareholder shall not unreasonably withhold or delay such consent.

      Section 9.06 Exercise Of Remedies By Indemnitees Other Than Parent or the Purchaser. No Indemnitee (other than Parent or the Purchaser or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent or the Purchaser (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

      Section 9.07 Further Actions. From and after the Closing Date, the Seller shall cooperate with the Purchaser and their affiliates and Representatives, and shall execute and deliver such documents and take such other actions as the Purchaser may reasonably request, for the purpose of evidencing the Transactions and putting the Purchaser in possession and control of all of the Specified Assets.

      Section 9.08 Publicity. Unless otherwise permitted by this Agreement, the Seller, Parent and the Purchaser shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the Transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior written consent of the other (which approval shall not be unreasonably withheld), except as may be required by law. If either the Seller, Parent or the Purchaser is required to make any such public disclosure, the party required to make the disclosure shall use its reasonable efforts to give the other party prior notice and an opportunity to review the disclosure prior to the public release of information.

ARTICLE X         Miscellaneous Provisions.

      Section 10.01 Further Assurances. Each party hereto shall execute and/or cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Transactions.

      Section 10.02 Fees and Expenses.

            (a) The Seller shall bear and pay all fees, costs and expenses that have been incurred or that are incurred in the future by, or on behalf of or for the benefit of the Seller in connection with (i) the negotiation, preparation and review of any letter of intent or similar document relating to any of the Transactions; (ii) the investigation and review conducted by Parent and the Purchaser and their Representatives with respect to the business of the Seller;
(iii) the negotiation, preparation and review of this Agreement, the other Transactional Agreements and all bills of sale, assignments, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transactions; and (iv) the consummation and performance of the Transactions.

            (b) Subject to the reimbursement and indemnity provisions of Sections 8 and 9, Parent and the Purchaser shall bear and pay all fees, costs and expenses that have been incurred or that are in the future incurred by or on behalf of Parent or the Purchaser in connection with: (i) the negotiation, preparation and review of any letter of intent or similar document relating to any of the Transactions; (ii) the investigation and review conducted by Parent or the Purchaser and their Representatives with respect to the business of the Seller; (iii) the negotiation, preparation and review of this Agreement, the other Transactional Agreements and all bills of sale, assignments, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transactions; and (iv) the consummation and performance of the Transactions, (except as otherwise provided in Section 8.4, above).

      Section 10.03 Attorneys' Fees. If any legal action or other legal proceeding relating to any of the Transactional Agreements or the enforcement of any provision of any of the Transactional Agreements is brought against any party to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

      Section 10.04 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

         If to the Seller:                  Sanswire Technologies, Inc.
                                            1455 Lincoln Parkway NE, Suite 130
                                            Atlanta, GA  30346
                                            Attn: Chief Executive Officer

         if to Parent or the Purchaser:     GlobeTel Communications Corp.
                                            444 Brickell Avenue, Suite 522
                                            Miami, FL  33131
                                            Attn: Chief Executive Officer

      Section 10.05 Time Of The Essence. Time is of the essence of this
Agreement.

      Section 10.06 Headings. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

      Section 10.07 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

      Section 10.08 Governing Law; Venue.

            (a) This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Florida (without giving effect to principles of conflicts of laws).

            (b) In any action between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in Miami-Dade County, Florida. Each party to this Agreement:

                  (A) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in Miami-Dade County, Florida (and each appellate court located in the State of Florida) in connection with any such legal proceeding;

                  (B) agrees that each state and federal court located in Miami-Dade County, Florida shall be deemed to be a convenient forum; and

                  (C) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in Miami-Dade County, Florida, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

            (c) Parent, the Purchaser and the Seller agree that, if any Proceeding is commenced against any Indemnitee by any Person in or before any court or other tribunal anywhere in the world, then such Indemnitee may proceed against the Seller in or before such court or other tribunal with respect to any indemnification claim or other claim arising directly or indirectly from or relating directly or indirectly to such Proceeding or any of the matters alleged therein or any of the circumstances giving rise thereto.

      Section 10.09 Successors And Assigns; Parties In Interest.

            (a) This Agreement shall be binding upon: the Seller and its successors and assigns (if any) and Parent, the Purchaser and their successors and assigns (if any). This Agreement shall inure to the benefit of: the Seller; Parent; the Purchaser; the other Indemnitees (subject to Section 9.6); and the respective successors and assigns (if any) of the foregoing.

            (b) Parent and the Purchaser may freely assign any or all of their respective rights under this Agreement (including their indemnification rights under Section 9), in whole or in part, to any other Person without obtaining the consent or approval of any other Person. The Seller shall not be permitted to assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Parent and the Purchaser.

            (c) Except for the provisions of Section 9 hereof, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties to this Agreement and their respective successors and assigns (if any). Without limiting the generality of the foregoing, (i) no employee of the Seller shall have any rights under this Agreement or under any of the other Transactional Agreements, and (ii) no creditor of the Seller shall have any rights under this Agreement or any of the other Transactional Agreements.

            Section 10.10 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The Seller agrees that: (a) in the event of any Breach or threatened Breach by the Seller of any covenant, obligation or other provision set forth in this Agreement, Parent and the Purchaser shall be entitled (in addition to any other remedy that may be available to it) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such Breach or threatened Breach; and (b) neither Parent, the Purchaser nor any other Indemnitee shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Proceeding.

      Section 10.11 Waiver.

            (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

            (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

      Section 10.12 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent, the Purchaser and the Seller.

      Section 10.13 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

      Section 10.14 Entire Agreement. The Transactional Agreements set forth the entire understanding of the parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof, including without limitation that certain letter regarding confidentiality previously signed, which shall be deemed to have been terminated as of the date of this Agreement and shall be of no further force or effect.

      Section 10.15 Knowledge. For purposes of this Agreement, a Person shall be deemed to have "knowledge" of a particular fact or other matter if any Representative of such Person has actual knowledge of such fact or other matter.

      Section 10.16 Construction.

            (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

            (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

            (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

            (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

      The parties to this Agreement have caused this Agreement to be executed and delivered as of the date first set forth above.

Seller:

Sanswire Technologies, Inc.
By: /s/  Michael K. Molen
    ----------------------
    Michael K. Molen
    Chairman/ CEO

Seller Subsidiary:
Sanswire, Inc.

By: /s/  Michael K. Molen
    ----------------------
    Michael K. Molen
    President


                                                  Purchaser

                                                  GlobeTel Communications Corp.

                                                  By: /s/ Timothy M. Huff
                                                      -----------------------
                                                      Timothy M. Huff
                                                      Chief Executive Officer

Exhibit A

                               CERTAIN DEFINITIONS

      For purposes of the Agreement (including this Exhibit A):

      Acquisition Proposal. "Acquisition Proposal" shall mean any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest made or submitted by Parent or the Purchaser) contemplating or otherwise relating to any Acquisition Transaction.

      Acquisition Transaction. "Acquisition Transaction" shall mean any transaction involving: (a) the sale or other disposition of all or a material portion of the business or assets of the Seller or any direct or indirect subsidiary or division of the Seller; (b) the issuance, sale or other disposition of (i) any capital stock or other securities of the Seller other than as a result of the exercise of stock options previously granted, (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other securities of the Seller, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other securities of the Seller; or (c) any merger, consolidation, business combination, share exchange, reorganization or similar transaction involving the Seller or any direct or indirect subsidiary of the Seller.

      Agreement. "Agreement" shall mean the Asset Purchase Agreement to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.

      Acquisition. "Acquisition" shall mean (a) the sale of the Specified Assets by the Seller to the Purchaser in accordance with the Agreement; (b) the assumption of the Designated Contractual Obligations by the Purchaser pursuant to the Assignment and Assumption Agreement; and (c) the performance by the Seller and the Purchaser of their respective obligations under the Agreement, and the exercise by the Seller and the Purchaser of their respective rights under the Agreement, with respect to the Specified Assets.

      Assumed Contracts. "Assumed Contracts" shall mean the Seller Contracts (if any) identified during the Pre-Closing Period by the Purchaser, in its sole discretion, and which the Purchaser agrees in writing to assume at the Closing.

      Average Daily Trading Price shall mean the average of the high and low sales prices of the Parent's common stock as reported by the Over the Counter Bulletin Board or other exchange on which the Parent's common stock is trading as determined at the end of a trading day

      Breach. There shall be deemed to be a "Breach" of a representation, warranty, covenant, obligation or other provision if there is or has been (a) any inaccuracy in or breach (including any inadvertent or innocent breach) of, or any failure (including any inadvertent failure) to comply with or perform, such representation, warranty, covenant, obligation or other provision, or (b) any claim (by any Person) or other circumstance that is inconsistent with such representation, warranty, covenant, obligation or other provision; and the term "Breach" shall be deemed to refer to any such inaccuracy, breach, failure, claim or circumstance.

      CERCLA. "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act.

      Closing Date. "Closing Date" shall mean the time and date as of which the Closing actually takes place.

      Code. "Code" shall mean the Internal Revenue Code of 1986, as amended.

      Comparable Entities. "Comparable Entities" shall mean Entities (other than the Seller) that are engaged in businesses similar to the business of the Seller.

      Consent. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

      Contract. "Contract" shall mean any written, oral, implied or other agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature.

      Damages. "Damages" shall include any loss, damage, injury, decline in value, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, expert fee, accounting fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature.

      Disclosure Schedule. "Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) delivered to Parent and the Purchaser on behalf of the Seller, a copy of which is attached to the Agreement and incorporated in the Agreement by reference.

      Employee Benefit Plan. "Employee Benefit Plan" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, retirement benefits, performance awards, stock or stock- related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including each "employee benefit plan," within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable thereto), which is or has been maintained, contributed to, or required to be contributed to, by the Seller Corporations or any affiliate of the Seller Corporations for the benefit of any employee of the Seller Corporations, or with respect to which the Seller Corporations have or may have any liability or obligation.

      Encumbrance. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the transfer of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

      Entity. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

      ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974.

      ERISA Affiliate. "ERISA Affiliate" shall mean any Person that is, was or would be treated as a single employer with any of the Specified Entities under
Section 414 of the Code.

      Exchange Act. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

      Excluded Assets. "Excluded Assets" shall mean the assets identified on Exhibit C that are (a) owned by the Seller on the Closing Date, and (b) directly and exclusively related to the Telecommunications Business of the Seller.

      GAAP. "GAAP" shall mean generally accepted accounting principles.

      Governmental Authorization. "Governmental Authorization" shall mean any:
(a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

      Governmental Body. "Governmental Body" shall mean any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multi-national organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

      Hazardous Material. "Hazardous Material" shall include: (a) any petroleum, waste oil, crude oil, asbestos, urea formaldehyde or polychlorinated biphenyl;
(b) any waste, gas or other substance or material that is explosive or radioactive; (c) any "hazardous substance," "pollutant," "contaminant," "hazardous waste," "regulated substance," "hazardous chemical" or "toxic chemical" as designated, listed or defined (whether expressly or by reference) in any statute, regulation or other Legal Requirement (including CERCLA and any other so-called "superfund" or "superlien" law and the respective regulations promulgated thereunder); (d) any other substance or material (regardless of physical form) or form of energy that is subject to any Legal Requirement which regulates or establishes standards of conduct in connection with, or which otherwise relates to, the protection of human health, plant life, animal life, natural resources, property or the enjoyment of life or property from the presence in the environment of any solid, liquid, gas, odor, noise or form of energy; and (e) any compound, mixture, solution, product or other substance or material that contains any substance or material referred to in clause "(a)", "(b)", "(c)" or "(d)" above.

      Indemnitees. "Indemnitees" shall mean the following Persons: (a) Parent;
(b) the Purchaser; (c) Parent's and the Purchaser's current and future affiliates; (d) the respective Representatives of the Persons referred to in clauses "(a)", "(b)" and "(c)" above; and (e) the respective successors and assigns of the Persons referred to in clauses "(a)", "(b)", "(c)" and "(d)" above.

      Legal Requirement. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

      Liability. "Liability" shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

      Order. "Order" shall mean any: (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or (b) Contract with any Governmental Body entered into in connection with any Proceeding.

         Ordinary Course of Business. An action taken by or on behalf of the Seller shall not be deemed to have been taken in the "Ordinary Course of Business" unless:

                  (a) such action is recurring in nature, is consistent with the past practices of the Seller and is taken in the ordinary course of the normal day-to-day operations of the Seller;

                  (b) such action is taken in accordance with sound and prudent business practices;

                  (c) such action is not required to be authorized by the shareholders of the Seller, the board of directors of the Seller or any committee of the board of directors of the Seller and does not require any other separate or special authorization of any nature; and

                  (d) such action is similar in nature and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal day-to-day operations of Comparable Entities.

      Person. "Person" shall mean any individual, Entity or Governmental Body.

      Pre-Closing Period. "Pre-Closing Period" shall mean the period from the date of the Agreement through the Closing Date.

      Proceeding. "Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or any arbitrator or arbitration panel.

      Proprietary Asset. "Proprietary Asset" shall mean any patent, patent application, trademark (whether registered or unregistered and whether or not relating to a published work), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset.

      Related Party. Each of the following shall be deemed to be a "Related Party": (a) each individual who is, or who since January 1, 1999 has been, an officer of any of the Seller Corporations; (b) each member of the family of each of the individuals referred to in clause "(a)" above; and (c) any Entity (other than the Seller Corporations) in which any one of the individuals referred to in clauses "(a)" and "(b)" above holds or held (or in which more than one of such individuals collectively hold or held), beneficially or otherwise, a controlling interest or a material voting, proprietary or equity interest.

      Representatives. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

      SEC. "SEC" shall mean the Securities and Exchange Commission.

      Securities Act. "Securities Act" shall mean the Securities Act of 1933, as amended.

      Seller Common Stock. "Seller Common Stock" shall mean the Common Stock, no par value, of the Seller.

      Seller Contract. "Seller Contract" shall mean any Contract: (a) to which any Seller Corporation is a party; (b) by which any Seller Corporation or any of its assets is or may become bound or under which any Seller Corporation has, or may become subject to, any obligation; or (c) under which any Seller Corporation has or may acquire any right or

      Seller Proprietary Asset. "Seller Proprietary Asset" shall mean any Proprietary Asset owned by or licensed to the Seller or otherwise used by the Seller Corporations.

      Superior Offer. "Superior Offer" shall mean an unsolicited, bona fide written offer made by a third party to purchase all of the outstanding shares of common stock of the Seller or substantially all of the assets of the Seller on terms that the board of directors of the Seller determines, in its reasonable judgment, based upon a written opinion of an independent financial advisor of nationally recognized reputation, to be more favorable to the Seller's shareholders than the terms of the Transactions; provided, however, that any such offer shall not be deemed to be a "Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed or is not reasonably capable of being obtained by such third party.

      Tax. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), that is, has been or may in the future be (a) imposed, assessed or collected by or under the authority of any Governmental Body, or (b) payable pursuant to any tax-sharing agreement or similar Contract.

      Tax Return. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

      Transactional Agreements. "Transactional Agreements" shall mean: (a) the Agreement; (b) the Assignment and Assumption Agreement; (c) the Voting Agreements; (d) the Credit Agreement; (e) the Patent License Agreement; (f) the Patent Standstill Agreement; and (g) the Stay Orders.

      Transactions. "Transactions" shall mean (a) the execution and delivery of the respective Transactional Agreements, and (b) all of the transactions contemplated by the respective Transactional Agreements, including: (i) the sale of the Specified Assets by the Seller to the Purchaser in accordance with the Agreement; (ii) the assumption of the Designated Contractual Obligations by the Purchaser pursuant to the Assignment and Assumption Agreement; and (iii) the performance by the Seller, Parent and the Purchaser of their respective obligations under the Transactional Agreements, and the exercise by the Seller, Parent and the Purchaser of their respective rights under the Transactional Agreements.

      Triggering Event. "Triggering Event" shall be deemed to have occurred if:
(i) the board of directors of the Seller shall have failed to unanimously recommend that the Seller's shareholders vote to approve the Agreement and the Asset Sale, or shall have withdrawn or modified the recommendation of the board of directors of the Seller, or shall have taken any other action that becomes generally known to the shareholders of the Seller and that would be reasonably construed to suggest that the board of directors does not believe that the Agreement and the Asset Sale is in the best interests of the shareholders of the Seller; (ii) the Seller shall have failed to include in the Prospectus/Proxy Statement a statement to the effect that the board of directors of the Seller has unanimously determined and believes that the Sale of Significant Assets are in the best interests of the shareholders of the Seller; (iii) the board of directors of the Seller fails to reaffirm the Seller Board Recommendation, or fails to reaffirm its determination that the Agreement and the Asset Sale are in the best interests of the Seller's shareholders, within five business days after Parent or the Purchaser reasonably requests in writing that such recommendation or determination be reaffirmed; (iv) the board of directors of the Seller shall have approved, endorsed or recommended any Acquisition Proposal; (v) the Seller or Sellers Subsidiary shall have entered into any letter of intent or similar document or any Contract providing for or otherwise contemplating an Acquisition Transaction; or (vi) a tender or exchange offer relating to securities of the Seller shall have been commenced and the Seller shall not have sent to its shareholders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that the Seller recommends rejection of such tender or exchange offer.

      Unaudited Interim Balance Sheet. "Unaudited Interim Balance Sheet" shall mean the unaudited consolidated balance sheet of the Seller included in the Unaudited Interim Financial Statements.

      Unaudited Interim Financial Statements. "Unaudited Interim Financial Statements" shall mean the unaudited consolidated balance sheet of the Seller as of December 31, 2003, and the related unaudited consolidated income statement of the Seller for the three-month period, together with the notes (if any) thereto, in substantially the form attached as Exhibit E.